UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2007
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EX-99.1 - Press Release dated March 15, 2007

ITEM 1.01 Entry into a Material Definitive Agreement
On March 15, 2007, Nuance Communications, Inc. (“Nuance”) announced it had entered into a definitive Share Purchase Agreement (the “Share Purchase Agreement”) dated March 13, 2007 by and among Nuance, Bethany Advisors Inc. (“Bethany”), Focus Softek India (Private) Limited (“Softek”) and U.S. Bank National Association, as Escrow Agent, pursuant to which Nuance agreed to purchase from Bethany all of the outstanding shares (the “Share Purchase”) of Bluestar Resources Ltd., a company incorporated with limited liability as a British Virgin Islands Company (“Bluestar”), and to acquire certain assets of Softek for an aggregate consideration of approximately $54.5 million. Bluestar beneficially owns indirectly through its wholly-owned subsidiary Bluestar Options Ltd., all of the oustanding stock of (i) Focus Enterprises Limited, a Delaware corporation, doing business as Focus Infomatics, Inc., and (ii) Focus Infosys (India) Private Limited, a limited liability company incorporated under the laws of India. The purchase price is subject to a net working capital adjustment. At the closing of the Share Purchase, Nuance will deposit $5.8 million of the purchase price in an escrow account to partially secure the indemnification obligations of Bethany under the Share Purchase Agreement.
The closing of the Share Purchase is subject to customary and other closing conditions. The foregoing description of the Share Purchase and the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement. A copy of the press release issued by Nuance on March 15, 2007 is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

99.1	Press Release dated March 15, 2007 by Nuance Communications, Inc.*

*	This exhibit is “furnished” as part of this Current Report on Form 8-K and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section and may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if, and to the extent, such subsequent filing specifically references this exhibit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: March 19, 2007	By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Chief Financial Officer